Exhibit 10.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

between

SAMSUNG BIOLOGICS CO., LTD.

and

APOGEE THERAPEUTICS, INC.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “MSA”) is made and entered into as of February 28, 2025 (the “Effective Date”) by and between Apogee Therapeutics, Inc., an American corporation having its principal place of business at 221 Crescent St., Building 17, Suite 102b, Waltham, MA 02453 (“Client”), and Samsung Biologics Co., Ltd., a Korean corporation having its principal place of business at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”). Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain services related to biologics development and/or manufacturing;

WHEREAS, Client and SBL entered into a Letter of Intent effective as of October 2, 2024 (the “LOI”);

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1-DEFINITIONS

Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.

1.1.
“Acceptance Procedure” means the review of the Batch Related Documents and any reasonably necessary test(s) of a Batch of Product which are performed to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, which are conducted by Client following SBL’s release of a Batch of Product in accordance with the applicable PSA and QAG.
1.2.
“Affected Party” means the Party directly affected by Force Majeure under Section 16.3.
1.3.
“Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.
1.4.
“Amendment” means the written documentation, executed by both Parties, used to implement a modification to specific terms and conditions of this MSA and any PSA.
1.5.
“Annual Service Fees” means the total Service Fees paid or payable by Client to SBL in a given calendar year (excluding costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements) pursuant to a particular Product Specific Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.6.
“Applicable Laws” means any and all federal, national, state and local laws, rules, guidelines or regulations of any jurisdiction which are applicable to the Parties in carrying out Services described in this MSA or any PSAs with regard to Product that may be in effect from time to time, including but not limited to laws governing the manufacturing, testing and distribution of drug products for clinical trials such as the U.S. Food and Drug Administration (FDA) regulations or the equivalent, good manufacturing practices (GMP) standards, applicable guidelines of the International Conference on Harmonisation, laws related the occupational health and safety and the protection of human health, tax laws and anti-bribery laws and regulations, the U.S. Health Insurance Portability and Accountability Act (“HIPPA”) as it pertains to personal data, Generally Accepted Accounting Principles (“GAAP”), and rules, regulations and requirements of the U.S. Securities and Exchange Commission or any national stock exchange.
1.7.
“Assignment”, “Assigning”, or to “Assign” means a transfer of any and all rights, obligations and interests in its entirety under this MSA from one Party to a third party, whether the result of a merger, acquisition, change of control, sale of stock, inheritance of stock, transfer of all or substantially all of the assets, or transfer of all or substantially all rights to Product.
1.8.
“Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by a Party prior to the Effective Date.
1.9.
“Batch” means the quantity of Product Manufactured by SBL which results from a single run of the applicable Manufacturing Process.
1.10.
“Batch Failure” means that a Batch is Non-Conforming Product as reasonably determined by the Core Team during Manufacture of a Batch.
1.11.
“Batch Record” means the document, proposed by SBL and approved by Client, which defines the manufacturing methods, test methods, and other procedures, direction, and controls associated with the manufacture and testing of Product.
1.12.
“Batch Related Documents” means Manufacturing Documentation in support of SBL’s release of a Product including a Certificate of Analysis and Certificate of Compliance as applicable.
1.13.
“Campaign” shall mean a series of Batches of the Product that are produced in sequence using the same manufacturing equipment (including but not limited to the same bioreactor) followed by validated cleaning of such equipment and purification suite, and for the purposes of tallying the number of Batches in a Campaigns in any given Year, the Start Date of such Campaign shall be the determining factor. A Campaign will be deemed to end upon the completion of such cleaning.
1.14.
“Cell Line” means, in respect of a given Product, the cell bank vials supplied or otherwise made available to SBL by Client to perform the Services.
1.15.
“Certificate of Analysis”, if not defined in the applicable QAG, means a document prepared by SBL listing tests performed by SBL or a Subcontractor and the results of such tests.
1.16.
“Certificate of Compliance” means a document prepared by SBL with respect to a particular Batch that verifies completion of all operations in accordance with the Batch Record and cGMP, if applicable.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.17.
“Change” means any modification, alteration, adjustment, or correction to the Manufacturing Process, analytical methods, Facility, Equipment, Services to the extent not affecting the existing terms and conditions under the applicable PSA, or Specifications.
1.18.
“Change Order” shall be the written document, executed by both Parties, that gives effect to a Change including a modification to a PSA to the extent not affecting its existing terms and conditions.
1.19.
“Client” is defined in the preamble.
1.20.
“Client Invention” means any Invention that is conceived and first reduced to practice by either Party and does not constitute an SBL Invention.
1.21.
“Client Materials” means Client reagents and other materials supplied by Client or its third party supplier to be used in the Service hereunder. In the case of a Drug Product PSA, Client Materials may also include Drug Substance and/or other active pharmaceutical ingredients, which may or may not have been Manufactured by SBL.
1.22.
“Client Technology” means know-how, technology, research and other information of Client including and relating to the Services, Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to SBL in connection with this MSA and applicable PSA.
1.23.
“Commercially Reasonable Efforts” means [*].
1.24.
“Common Raw Material” means any Raw Material other than Specialized Raw Materials.
1.25.
“Confidential Information” means any and all non-public information including, without limitation, scientific, business, financial, contractual, marketing, technical data, know-how or other information disclosed by or on behalf of, or to which access is provided by one party (“Disclosing Party”) or any of its representatives to the other Party (“Receiving Party”) or any of its representatives, regardless of the manner of disclosure, relating to the subject matter of this MSA. For clarity, the existence and terms of this MSA shall be deemed to be the Confidential Information of both Parties.
1.26.
“Core Team” means a committee composed of an agreed-upon number of representatives from each of SBL and Client to oversee, review, and coordinate the day-to-day performance of the Services and/or Manufacture with the goal of ensuring effective communication between the Parties.
1.27.
“Cure Period” is defined in Section 14.2.1.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.28.
“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.
1.29.
“Damages” means any damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities, which shall include only direct damages except as provided in Section 13.1.
1.30.
“Day(s)” means calendar day(s) unless otherwise specified.
1.31.
“Decision Memo” means a binding memorandum, executed by both Parties, summarizing and memorializing the Parties’ discussion, understanding, and agreement as to any aspect of the Manufacture that are not directly and/or specifically elaborated in the MSA, PSA, or any previous Decision Memo, which, upon being fully executed, are incorporated into and governed by this MSA and the applicable PSA.
1.32.
“Delivery” shall mean the transfer of possession of the Batches of Product from SBL to Client in accordance with Section 4.12.2(b).
1.33.
“Deliverables” shall mean, with respect to a given Product, reports, documentation, data, information, methods and other results derived from the Services exclusively for Client as set forth in the applicable PSA.
1.34.
“Drug Product” means a finished or intermediate dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.
1.35.
“Drug Substance” means an active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.
1.36.
“Effective Date” is defined in the preamble.
1.37.
“EMA” means the European Medicines Agency, or any successor agency.
1.38.
[intentionally left blank]
1.39.
“Facility” means one or more of the facilities of SBL or SBL third party subcontractors where the Services shall be performed, as further specified in each PSA.
1.40.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.41.
“Firm Period” means the portion of the Forecast that is binding on both Parties.
1.42.
“Forecast” means a projection of Client’s requirements for delivery of Product.
1.43.
“Force Majeure Event” means any event or occurrence which is beyond the non-performing Party's reasonable control, including fire, explosion, flood, landslide, epidemics, or other acts of God; acts, regulations, export and/or import restrictions, embargos (including but not limited to those promulgated by any U.S. Regulatory Authority), or laws of any government; terrorism, war; failure of public utilities; acts of decisions of duly constituted municipal, state, national or supra-national governmental authorities or of courts of law; or impossibility to obtain Raw Materials, equipment, supplies, fuel or other required materials or the occurrence of other supply or manufacture interruptions (at its and/or third-party facilities), in spite of having acted with Commercially Reasonable Efforts.
1.44.
“Implementation Plan and Budget” means an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities.
1.45.
“Indemnified Party” means the Party claiming indemnification under Sections 12.1 and 12.2.
1.46.
“Indemnifying Party” means the Party subject to an indemnification claim from the other Party.
1.47.
“Intellectual Property” means: (i) patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, know-how, and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and applications described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.
1.48.
“Invention” means any Intellectual Property created by either Party which arises out of or results from the Service under the MSA.
1.49.
“Joint Steering Committee” or “JSC” means a committee composed of an equal number of representatives from each of SBL and Client, generally at least Director-level or equivalent to provide guidance to the Core Team and resolve any issues or disputes which in good-faith are not able to be resolved by the Core Team.
1.50.
“Manufacturing” or to “Manufacture” means the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentations, archiving, and packaging, and up to release of the Product, to be performed by SBL under the MSA and any applicable PSA.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.51.
“Manufacturing Documentation” means, with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; certain sampling or testing document and results as agreed in writing in the applicable PSA; Batch Records; Batch Related Documents, and SOPs.
1.52.
“Manufacturing Process” means, with respect to a given Product, the mutually agreed production process for the Manufacturing of the Product, which shall be deemed to commence at the Start Date and end with SBL’s release of the Product.
1.53.
“Non-Affected Party” means the Party other than the Affected Party under Section 16.3.
1.54.
“Non-Conforming Product” means a Batch of Product that fails to conform to the Specifications, or other mutually agreed upon written express requirements for SBL to follow, resulting in a materially adverse impact on the quality of Product as reasonably determined by the relevant document, record, or data.
1.55.
“OOF” or “Out-of-Freeze” means the thawing of the cell bank vials.
1.56.
“Party” and “Parties” is defined in the preamble.
1.57.
“Pilot Batch” means a Batch of Product (not in compliance with cGMP or the Specifications) used in the process development or optimization stage and may be used to support formal stability studies and also to support pre-clinical and clinical evaluations.
1.58.
“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.
1.59.
“Process Validation Batch” means a Batch of Product produced from a process validation run conducted by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility.
1.60.
“Product” means product to be Manufactured by SBL for Client pursuant to this MSA and any applicable PSA.
1.61.
“Product-in-process” means any unfinished Product under the Manufacturing Process.
1.62.
“Product Purchase Commitment” means the minimum number of Batches that Client shall be obligated to purchase in any given Year, as agreed in the PSA, which obligation shall be on a minimum take-or-pay basis; provided, however, that Client shall not be responsible for a loss of Reserved Capacity to the extent caused by SBL’s failure to obtain and maintain the Regulatory Approvals for the Facility required to Manufacture the Product at the Facility and perform the Services under this MSA, gross negligence or willful misconduct, regardless of whether or not the manufacturing slots have been utilized.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.63.
“Product Purchase Commitment Shortfall” means the number of Batches of Product falling short of the Product Purchase Commitment.
1.64.
“Product Specific Agreement” or “PSA” means a separate agreement specific to each Product and/or Services entered into and mutually agreed from time to time by duly authorized representatives of the Parties. Each PSA shall refer to and upon execution is hereby integrated into, and shall be governed by, this MSA and shall include, without limitation, details such as (i) a high level scope of work of the Services to be performed under such PSA which describes key activities and assumptions, (ii) the Product for which Samsung will perform such Services for Client, (iii) fees to be paid to SBL by Client for the Services, (iv) timelines, (v) payment schedule, (vi) the Facility where the Services are to be performed and (vii) any other Deliverables.
1.65.
“PSA Effective Date” means the effective date of any PSA entered into between the Parties.
1.66.
“Purchase Order” is a commercial document issued by Client to SBL indicating, among other things, the quantity to be manufactured, the agreed prices for Product or Service, and the estimated delivery date to be later confirmed and fixed in accordance with Section 4.12.2(b).
1.67.
“Quality Agreement” or “QAG” means the separate agreement entered into by the Parties that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility.
1.68.
“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.
1.69.
“Raw Materials” means those materials procured by SBL that are used solely in the Services, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.
1.70.
“Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is tested in humans (to the extent Manufactured for purposes of human use) or marketed , necessary for or related to the manufacture of the Product manufactured by SBL at the Facility.
1.71.
“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.
1.72.
“Reserved Capacity” means the capacity for Manufacturing the Product within SBL’s Facility reserved and dedicated to Client, which SBL agrees not to offer to any third parties other than to Client, the costs of which for remedy purposes shall be calculated based on the Service Fees for Batches that were scheduled to be Manufactured using the Reserved Capacity.
1.73.
“SBL Assignable Error” means [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.74.
“SBL Invention” means any Invention that is conceived and first reduced to practice solely by one or more employees or officers of SBL (or its third party consultant or subcontractor) and which (i) is not derived from, or arises out of Client Background IP or Client’s Confidential Information or any other proprietary right of Client or its third party vendors, contractors, or other partners or clients, or (ii) is not specific to Client’s Product, but generally applicable to biologics manufacturing process.
1.75.
“Scope of Work” means the document generally forming part of a PSA, specifying in detail the scope and schedule of the Services and the Service Fees as mutually agreed upon by the Parties.
1.76.
“Service” or “Services” means any service related to development and/or manufacturing for Client as specified in PSA and in accordance with the terms and conditions of this MSA and QAG.
1.77.
“Service Fee” is the fee due and payable to SBL in consideration for SBL’s performance of Services and other obligations, but excluding the costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements.
1.78.
“Specialized Raw Material” means, unless otherwise categorized based on a mutual agreement in writing between the Parties, (1) any media, resin (including ProA Resin), UFDF membrane, and virus/depth filters, and (2) any other Raw Materials that (a) require customization or specific testing and/or (b) are dedicated just for Client and not intended to be used across multiple product or clients.
1.79.
“Specification(s)” means the criteria for the Products, Client Materials, or Raw Materials, as the case may be, which details are provided in documentation as reviewed and approved in writing by the Parties.
1.80.
“Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.
1.81.
“Start Date” means (i) the date of OOF when manufacturing Drug Substance, and (ii) the date of thawing the bulk Drug Substance when manufacturing Drug Product (in the event thawing of the Drug Substance is unnecessary, the pooling date shall be the Start Date).
1.82.
“Subcontract”, “Subcontracted” or “Subcontracting” means the act of engaging a third party, subject to obtaining a prior written consent from Client, to perform certain activities on behalf of SBL with autonomy to implement and adhere to their own procedures, which are established without SBL’s involvement in approving the same. For clarity, the following activities, even if outsourced, shall not be considered Subcontracts for the purposes of this MSA or any PSA and thus will not require Client’s prior written consent; provided however that, SBL will assume full responsibility for such activities as if performed by SBL: material loading/unloading in warehouses, cleanroom cleaning, EM sampling, testing of non-Client Specific Raw Materials, testing of microbial recovery (or master stock) for genetic identification and/or strain typing, calibration/maintenance of facility or equipment therein, document archiving, IT server management, HR/finance works, and vendor audit.
1.83.
“Subcontractor” shall mean a third party performing Subcontracted activities on behalf of SBL.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.84.
“Tax” means all taxes, charges, customs duties, fees, levies, imposts, or withholding of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product, which shall not include VAT, as the Parties understand and agree that VAT shall not apply to this MSA.
1.85.
“Technology Transfer” means the activities by the Parties necessary for SBL to perform the Services as further described in the applicable PSA which may include, among other things: (i) transfer of the Background IP and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility; (iii) Manufacturing Process, and (iv) tests and studies.
1.86.
“Term” means the duration for which this MSA stays in effect, which shall begin as of the Effective Date and will be in effect for as long as any PSA is in effect.
1.87.
“Warehouse” means SBL’s warehouse for storage of the Product located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.
1.88.
“Year” means each one (1) year period that begins on January 1 and ends on December 31.

SECTION 2 RELATED AGREEMENTS AND EXHIBITS

2.1.
Product Specific Agreements. SBL will perform Services for Client as specified in PSAs in a timely manner and in accordance with the terms and conditions of this MSA and the QAG. Any Change shall be captured by written agreement in the form of a Change Order signed by authorized representatives of the Parties. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except where the PSA specifically states otherwise and references this Section 2.1, in which case the conflicting term shall apply only to that PSA.
2.2.
Quality Agreement (QAG). As required, the Parties shall agree upon and execute a Quality Agreement applying to the Services contemporaneously with this MSA or as soon as practicable after the execution thereof, but in any case, prior to the performance of any applicable Services, and such Quality Agreement shall be incorporated into this MSA.

SECTION 3 MANAGEMENT OF SERVICE

3.1.
General. SBL shall adequately staff the Facility with personnel with sufficient technical expertise, licenses and certifications required to perform its obligations under the MSA. Each Party will be responsible for its internal decision-making process and for reasonably informing the other Party of decisions affecting the Service in a regular and timely manner. SBL shall at all times complete the Services in accordance with the estimated timelines set forth in the applicable PSA, provided, however, that Client shall supply to SBL all information or materials that may be reasonably required by SBL to perform the Services, and SBL shall not be responsible for any delays arising out of Client’s failure to do so. Client shall be responsible for additional costs and expenses arising out of a delay for which Client is responsible including, if applicable, the costs of unused Reserved Capacity. SBL will keep Client timely informed of the progress and results of the Services and shall promptly respond to Client’s reasonable inquiries regarding the Services. All documentation shall be provided to Client in English.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

3.2.
Core Team and Joint Steering Committee.
3.2.1.
Core Team and Joint Steering Committee. The Parties shall establish the Core Team, which shall resolve any issues arising from the Services including but not limited to those relating to changes to the project assumptions and timelines, development activities, Specifications, or Manufacturing Process. The Parties shall also establish a Joint Steering Committee providing guidance to the Core Team and resolving any issues or disputes which in good-faith are not able to be resolved by the Core Team.
3.2.2.
Meetings and Decision Making. The Core Team and JSC shall meet on schedules and in manners that are acceptable to their respective members. Each Party may appoint temporary or permanent substitutes for any of such Party’s members on the Core Team or JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend Core Team or JSC meetings. Each Party shall be responsible for its own expenses of traveling to and participating in any Core Team or JSC meeting. All decisions of the JSC and Core Team shall be made by the unanimous agreement of all of their members or their designated representatives and shall be reflected in written meeting reports. Written reports of the JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that the JSC and Core Team may not amend or waive any provision of the MSA or applicable PSA, which changes to any provision thereof may only be made by a written agreement in the form of an Amendment or Change Order (to the extent that such Change does not affect the terms and conditions of the body of the MSA or applicable PSA including its exhibits) executed by authorized representatives of both Parties.
3.2.3.
Disputes. In the event that the Core Team is unable, despite the good faith efforts of the members, to resolve a disputed issue that is within the purview of the Core Team for a period of [*], one Party shall formally request referral of the issue to the JSC. If the dispute still cannot be resolved within an additional [*] after referral to the JSC, or such other time as the Parties mutually agree, the matter may be handled in accordance with Section 15.
3.3.
Person in Plant. Client may request up to [*] of its personnel to be on-site at the Facility to observe and consult with SBL during the performance of Services under this MSA and such additional personnel in such numbers as deemed necessary shall be accommodated upon agreement by the Core Team. Expenses that are associated with such on-site Client personnel shall be passed through to Client by SBL. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Service hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary to uphold confidentiality obligations of third parties and protocols, including those concerning the proprietary information of SBL’s other clients, and all such Client personnel shall agree to and comply with confidentiality obligations to third parties, SBL policies and procedures related to safety, confidentiality, and cGMP, and all instructions of SBL employees at the Facility. Client shall remain responsible at all times for the compliance with the terms of this MSA and PSA by its employees and personnel.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

3.4.
Subcontract. SBL is allowed to Subcontract any portion of the Services subject to prior consent from the Client, which shall not be unreasonably withheld, delayed, or conditioned. In the event SBL Subcontracts any portion of the Services, SBL shall be primarily obligated to Client for ensuring that such Subcontracted services are carried out as intended; provided however that, SBL shall not be responsible for any delay or breach caused by Subcontractors despite SBL’s exercise of reasonable care and efforts commonly used and customary in the industry, including by taking the following precautions: [*].
3.5.
Development and Manufacturing Site. Unless otherwise agreed in writing by Client, all Services shall be performed by SBL at the Facility.
3.6.
Manufacturing Documentation. SBL shall maintain Manufacturing Documentation to be true and accurate and shall keep in strict confidence and shall not use for purposes other than providing or performing the Service or other obligations hereunder. SBL shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation, including Batch Records, at the Facility as further defined in the applicable QAG. Client may also request scanned or printed copies of such Manufacturing Documentation, including Batch Records, but shall be responsible for reasonable costs associated therewith. SBL shall record and maintain such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Law. To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant to this MSA or any applicable PSA to protect the confidential information of its other clients or third parties. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL. Notwithstanding anything to the contrary, SBL’s SOPs not specific to the Client’s Products may be provided to Client for on-site review if deemed necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated.
3.7.
Financial Records.
3.7.1.
SBL shall maintain complete and accurate written financial and accounting records, including tax records (according to the applicable statute of limitations) with respect to all Services performed and costs and expenses incurred. SBL shall preserve all such records for [*] following expiration or termination of the applicable PSA.
3.7.2.
SBL will provide billing summaries detailing the used Raw Materials prepared pursuant to Section 8.2.2 (including an SCM cost summary, consumption report, and invoice tracker) on a [*] basis from the project management team, which shall make itself available at most monthly, on a need-basis to address any questions.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECTION 4 SERVICE DESCRIPTIONS

4.1.
Technology Transfer. Client shall transfer to and grant SBL the license set forth below in Section 10 in respect of the Client Technology, Client Materials, and Cell Line to SBL in accordance with the plan, timelines and quantities agreed upon by the Parties. In the event that Client agrees to utilize SBL’s file-sharing portal for Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall immediately notify SBL so that SBL may disable their usernames and remove / change passwords in order to secure the SBL Portal and (b) Client shall ensure that all of Client users have up-to-date antivirus software installed on the computer devices used to access such portal.
4.2.
Process Validation Batch. Prior to commencement of Process Validation Batches, SBL and Client shall agree to a validation plan identifying the validation requirements of the Manufacturing Process. The costs of process validation activities are excluded from the price of Process Validation Batches and shall be paid for by Client at the price set forth in the applicable PSA, subject to the Client’s prior approval on the scope and nature of such validation activities.
4.3.
[intentionally omitted]
4.4.
Facility Modification and Equipment. Client and SBL will cooperate to reach a mutual agreement on what equipment in the Facility is necessary to perform the Services, and if Client reasonably deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date and subject to the mutual agreement in writing between SBL and Client, SBL shall procure such equipment at Client’s expense in accordance with Section 8.2.4 and be responsible during the Term for validation, installation, maintenance including repairs and cleaning, commissioning, and decommissioning, unless otherwise agreed in writing by the Parties. Thereafter, if any additional equipment is necessary, such costs shall be dealt with by Section 5 of this MSA. Notwithstanding anything to the contrary in this MSA, the ownership of any and all such equipment shall remain at all times with SBL unless otherwise agreed in writing by both Parties. SBL shall use any Client-dedicated equipment procured pursuant to this Section 4.4 (“Equipment”) primarily for the benefit of Client.
4.5.
Additional Work. Should the Parties mutually agree to any additional work to be added to the Scope of Work in writing, the Service Fees for such additional work shall be based on SBL’s standard pricing at the time of adding such additional work, and depending on the nature of such additional work, the Parties shall execute a Decision Memo or an amended Project Plan accordingly. In the event of changes to the Services based on Client’s request, Client shall bear all additional costs and expenses associated therewith.
4.6.
Raw Materials.
4.6.1.
Management. SBL shall procure and maintain a sufficient quantity of Raw Materials required for the Services in accordance with the MSA and any applicable PSA. On a per-Product basis, SBL shall prepare the categorization of the Raw Materials into (i) Specialized Raw Materials and (ii) Common Raw Materials and send the categorization to Client for approval [*] in the form of a Decision Memo. Client shall approve the categorization in accordance with this MSA and any applicable PSA no later than [*]. SBL shall not [*]. The list of Raw Materials may be amended from time to time, subject to

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

the Parties’ mutual agreement; provided however that Client shall at all times be solely responsible for the costs of Raw Materials including those used in small scale runs during Technology Transfer, which is not included in the Service Fees. During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for any excess use, loss, spoilage, or waste of such Raw Materials to the extent caused by [*].
4.6.2.
Raw Material Specifications. Client and SBL shall agree on the Specifications of Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.
4.6.3.
Testing and Evaluation. SBL or vendors qualified by SBL shall perform all testing and evaluation of Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAG, if applicable. Client shall have the right to access the results of incoming testing and evaluation of Raw Materials (regardless of Common Raw Materials and Specialized Raw Materials), with content and form to be mutually agreed by the Parties.
4.6.4.
Storage. SBL shall secure sufficient, safe and suitable storage for the Raw Materials in accordance with the Specifications, Quality Agreement, and Applicable Law; provided that such storage requirements shall correspond with the industry standards. SBL shall exercise reasonable care to preserve and protect Raw Materials from loss after receipt by SBL and prior to Manufacture and except for loss due to [*], Client shall be responsible for [*]. At the end of each Year of the relevant PSA, Client shall be responsible for [*].
4.7.
Client Materials.
4.7.1.
Management. Client shall provide, either by itself or through its third party supplier, to SBL [*], Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, and Client shall provide reasonable assistance necessary for such a timely importation. Delivery conditions for the Client Materials shall be [*] provided that [*]. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that [*].
4.7.2.
Client Material Specifications. Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as may be further described in the applicable QAG.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

4.7.3.
Testing and Evaluation. SBL shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). SBL shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within [*] and (b) any non-conformance of the Client Materials to Specification within [*] or as otherwise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall promptly notify Client and provide documentation of such determination, shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client, such disposal or return to be at Client’s discretion and cost. Client shall have the right to access the results of the testing of Client Materials as mutually agreed by the Parties.
4.7.4.
Storage. SBL shall secure sufficient, secure, safe and suitable storage for the Client Materials in accordance with the Specification, Quality Agreement and Applicable Law; provided that [*].
4.7.5.
Handling Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 8.1(iii) and 8.2.3.
4.8.
Forecasts. The Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL and shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing in each relevant PSA for each Product. Client acknowledges the inability of SBL to utilize Reserved Capacity to third parties once it has been committed to Client hereunder, and thus in the event SBL is not able to utilize any Reserved Capacity for Manufacturing Product according to the PSA due to a reason attributable solely to Client, then Client shall be responsible for [*].
4.9.
Purchase Orders. For each Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured in the Purchase Order. The Parties acknowledge that, with or without a Purchase Order issued in advance by Client, an invoice may be issued in accordance with this MSA, PSA, and/or applicable Decision Memo for Services, Raw Materials, handling fees and Equipment, and such invoices shall be processed and paid in accordance with Section 8.3. Once provided by Client, SBL will include the Purchase Order number on Client invoices.
4.10.
Product Purchase Commitment. As further set forth in a PSA, during the Term, the Parties may agree that Client will purchase a minimum quantity of Batches of a certain Product in a given Year (a “Product Purchase Commitment”).
4.11.
Batch Failure During Manufacture
4.11.1.
If, during or otherwise as a result of Manufacture of a Batch, and prior to Client’s Acceptance of a Batch and subject to any Latent Defects, the Core Team determines that a Manufactured Batch is Non-Conforming Product (a “Batch Failure”), SBL shall take Commercially Reasonable Efforts to promptly re-Manufacture and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, which Service Fees and associated costs/fees (as set forth in Section 8.1 below) shall be

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

invoiced and paid for by the Client. [*]. The remedies contained in Section 4.11 of this MSA shall be the sole and exclusive remedies of Client regarding a Batch Failure and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 4.11.
4.11.2.
The Parties shall promptly conduct a root cause analysis of the Batch Failure, which shall be done through SBL’s deviation process and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall promptly refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that the Party that is determined to be incorrect as to the Batch Failure will be responsible for those reasonable costs and must reimburse the correct Party for its share of the reasonable costs incurred. The decision of the independent laboratory must be in writing and will be binding on the Parties.
4.11.3.
[*]
4.11.4.
Batches subject to a Batch Failure may, at Client’s option, be destroyed or transported to Client’s designated destination pursuant to the QAG.
4.11.5.
In the event that any of the foregoing procedures result in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee in effect in the Year in which such re-Manufactured Batch is actually delivered by SBL, unless the root cause analysis determines that the Batch Failure is resulted solely due to SBL Assignable Error, in which case the Service Fee to be originally invoiced for such failed Batch to Client shall apply.
4.11.6.
Product recalls shall be addressed as provided in the Quality Agreement and applicable PSAs.
4.12.
Storage, Packaging and Delivery.
4.12.1.
Service Deliverables other than Products. Storage, packaging and delivery of the Service Deliverables including the Products Manufactured hereunder shall be made in accordance with the terms of this MSA, applicable PSA, applicable QAG and the Applicable Laws.
4.12.2.
Products.
(a)
Release by SBL and Acceptance by Client.
(i)
Release. SBL shall perform all testing in accordance with the Specifications of the Product and release the Product in accordance with the terms of the applicable QAG (“Release”). Upon such Release, SBL shall promptly deliver to Client the Batch Related Documents, including a Certificate of Analysis and Certificate of Compliance, in accordance with the applicable QAG;

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(ii)
Acceptance of Product. Client shall complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify SBL of the result within [*] of Client’s receipt of the Batch Related Documents (“Acceptance Period”). Upon Client’s acceptance, SBL will have [*]. If Client does not reject such Product within the [*] period, except in the case of Latent Defects, the Product will be deemed to have been [*] accepted by Client and SBL will have [*].
(iii)
Non-Conforming. If, during the Acceptance Procedure, any Product is determined by Client as Non-Conforming Product, and SBL confirms such non-conformity, such non-conformity shall be treated as a Batch Failure, and the remedy set forth in Section 4.11 above shall apply to the Non-Conforming Product mutatis mutandis. Notwithstanding anything to the contrary, Client agrees to [*]. The remedies contained in this Section shall be the sole and exclusive remedy of client in the event of Non-Conforming Product.
(iv)
Latent Defect. After Acceptance of Product, if Client finds any hidden defects of the Product which could not reasonably have been discovered during the Acceptance Period (“Latent Defect”), Client shall promptly give notice of such claim in writing to SBL. [*].
(b)
Delivery. Shipping conditions for the Product Manufactured hereunder shall be [*], unless otherwise agreed to in the applicable PSA. The title to Product hereunder shall be transferred from SBL to Client upon delivery of the Product to the Client-designated carrier pursuant to the [*]. The Parties further agree as follows:
(i)
After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up. SBL shall schedule Delivery with the carrier selected and paid for by Client;
(ii)
SBL shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with SBL prior to SBL’s release. Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 4.12.2(c) and Client shall compensate SBL for storage costs for the Manufactured Product as set forth in the applicable PSA;
(iii)
SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other Deliverables); and
(iv)
In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to [*] in shipping all released Product.
(c)
Storage, Packaging and Shipping Container.
(i)
Pursuant to the terms of this MSA and any applicable PSA, and subject to the availability of space and storage conditions, SBL shall store the Products Manufactured hereunder.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(ii)
SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.
(iii)
Subject to the availability of space and storage conditions at the Warehouse, SBL shall store the Product for a maximum of [*] and Client shall pay storage fees to SBL on terms and at a price to be set forth in the relevant PSA. Storage fees shall be invoiced to the Client upon Delivery of the Product and shall be paid pursuant to Section 8.3.1 below. During storage, SBL shall only be responsible for risk of loss and damage to Manufactured Product in the event of [*].

SECTION 5 CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

5.1.
Approval for Change. Changes shall be implemented only with mutual written agreement between the Parties acting reasonably and in good faith and in accordance with the applicable QAG.
5.2.
Changes Required by cGMP, Regulatory Authorities. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires a Change, SBL shall accommodate such requirements in a timely manner, subject to the following:
(a)
Client shall promptly notify SBL in writing of the required Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;
(b)
Prior to implementation of any such Change(s), SBL shall provide Client with an Implementation Plan and Budget. Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 16.9 (if applicable), SBL shall commence implementation of such Change(s);

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(c)
During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date. SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and
(d)
Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles: [*].
(e)
This Section 5.2 shall apply to any Change requested by the Client (as opposed to Regulatory Authority); provided however that, while SBL will make Commercially Reasonable Efforts to accommodate such Change requested by Client, SBL shall not be obligated to accept a Change request from the Client without a mutual written agreement on the specific details for implementing the Change, as outlined in the Implementation Plan and Budget. Any costs associated with Changes requested by the Client, which are uniquely required for the Manufacture of the Product or exclusively benefit the Client, shall be the responsibility of the Client.

SECTION 6 REGULATORY APPROVALS AND INSPECTIONS.

6.1.
Regulatory Approvals. To the extent applicable, SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client and captured as mutually agreed by the Parties in writing. As specified in the applicable PSA, the Parties shall discuss and agree on which Regulatory Approvals are to be obtained.
6.2.
Regulatory Approvals for the Facility. To the extent applicable, SBL shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture the Product at the Facility and perform the Services.
6.3.
Regulatory Support Activities. Any regulatory support activities (including Pre-Approval Inspections) required and agreed to by Client to support Regulatory Approval of the Product from the Facility shall be performed and supported by SBL as reasonably requested by Client. All such regulatory support activities are excluded from the price of Process Validation Batches, shall be approved by the Client in advance, and shall be paid for by the Client at the price set out in the applicable PSA. SBL shall promptly notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product. Upon the mutual agreement by both Parties and as permitted by the Regulatory Authority, Client will be allowed to be present at Client’s Pre-Approval Inspections for the Product scheduled

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

to be conducted at Facility and will be given the opportunity to review and provide comments regarding any proposed responses to Regulatory Authorities directly related to the Product. Whether or not Client is present at a Pre-Approval Inspection, SBL will, but not be obligated to provide Client with a redacted report of such inspection to the extent reasonably necessary.

SECTION 7 QUALITY COMPLIANCE

7.1.
Quality Agreement. Both Parties shall adhere to the provisions of the applicable QAG and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to matters directly and specifically related to Product quality or regulatory requirements, in which case, the Quality Agreement will control.
7.2.
Records & Audit.
7.2.1.
Audit by Client. Subject to the agreed terms in the Quality Agreement related to audits, SBL shall accept a formal cGMP audit of the Facility and the Warehouse, by Client and allow Client to inspect the Facility and Warehouse; provided, however that in the event Client uses a designee, SBL must provide prior written consent. If SBL is providing Services for multiple Client Products, such routine audit shall cover all Products each time. SBL shall be reimbursed for its reasonable costs for audits beyond the audit described in the first sentence of this Section 7.2.1. SBL will make Commercially Reasonable Efforts to require vendors or subcontractors to accept an audit of their facilities by Client upon similar notice as described in Section 7.2.2 below.
7.2.2.
Audit Notice. Subject to the agreed terms in the Quality Agreement related to audits, the audit of the Facility and, if necessary the Warehouse, set forth in Section 7.2.1, shall be conducted on a mutually agreeable date and time, and with a mutually agreed duration, agenda, and visitor list. Client shall provide SBL with prior written notice of such audit according to a mutually agreed timeline, which shall be at least [*]. Notwithstanding the foregoing, if the audit is required for cause (i) due to safety reasons that necessitate immediate audit of or visit to the Facility or (ii) Client asserts that a substantial violation of the Quality Agreement has occurred which cannot be resolved through the normal Core Team / JSC process, the foregoing sentence shall not apply and Client may conduct such audit or visit by providing SBL with a prior notice by [*]. Access to SBL’s facilities shall be coordinated with SBL so as to minimize disruption to SBL’s ability to perform services for its other clients. Client representatives must comply with all of SBL’s cGMP, confidentiality and security procedures and protocols during such observations, consultations, and inspections. SBL shall at all times cooperate and provide all the necessary documents reasonably required by Client during such audit; provided that, to the extent necessary, SBL may redact or withhold documents to protect the confidential information of its other clients. Client shall be solely responsible for any costs and liability caused by Client’s or its representatives’ failure to comply with SBL’s security, safety or confidentiality procedures.

SECTION 8 CONSIDERATION AND PAYMENT TERMS

8.1.
Consideration. In consideration for SBL’s performance of the Service and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL (i) the Service Fees as set forth in the applicable PSA; (ii) a handling surcharge of [*] the costs of Raw Materials paid by SBL; (iii) a handling surcharge of [*] the Client Materials (which shall be based on the actual costs of such materials as supported by reasonable documentary

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

evidence as opposed to the market value thereof and which include Taxes); and (iv) storage fees as set forth in the relevant PSA.
8.2.
Invoices.
8.2.1.
Service Fees for Batches and Other Services. Except as otherwise set forth in the PSA, the Service Fees for any Batches shall be invoiced as follows: [*]. All other Service Fees shall be invoiced as follows: [*]. Notwithstanding anything contrary to the foregoing, [*]. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties.
8.2.2.
Raw Materials. With respect to the Raw Materials, SBL shall submit invoices to Client for the applicable Raw Materials cost (including any safety stock as provided in a Decision Memo) as set forth according to Section 8.2 as follows. SBL shall submit an invoice to Client (i) for the cost of Specialized Raw Materials upon [*]; and (ii) for the cost of Common Raw Materials used upon [*]. In each case, for all Raw Materials, SBL shall prepare a billing summary detailing the Raw Materials used and send the same to Client in accordance with Section 8.2.5. Within [*] of receiving the billing summary for Raw Materials from SBL, Client shall either (1) accept and issue a purchase order for the Raw Material in accordance with the billing summary or (2) reject the billing summary based on reasonable grounds in writing, in which case SBL shall promptly re-issue the billing summary. Client’s failure to accept or reject a billing summary within the [*] period shall be deemed an acceptance of the billing summary, and SBL will issue the corresponding invoice with or without a previously issued purchase order from Client.
8.2.3.
Client Materials. Client Materials shall be supplied by Client to SBL at [*]during SBL’s performance of the Service, SBL shall submit an invoice to Client in an amount as set forth in Section 8.1 [*].
8.2.4.
Equipment. With respect to Equipment, SBL shall submit an invoice to Client subject to Section 4.4 upon receipt of the relevant invoice from equipment vendor/supplier.
8.2.5.
Disclosure of Original Invoices. For any Raw Materials or Equipment purchased from third party vendors in accordance with a PSA, Client agrees and acknowledges that SBL shall not be obligated to disclose the original invoice with any confidential information therein from the vendors due to its confidentiality obligation with such vendors, and that not furnishing unredacted documents shall not constitute a valid ground for rejecting SBL’s billing summary or invoice, provided that SBL provides the billing summary to Client on a regular basis including the following information: [*]. Should a discrepancy or inaccuracy in favor of SBL of more than [*] from the reported amounts in its pass-through invoices be found through such an audit, SBL shall be responsible for [*].

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

8.3.
Payment.
8.3.1.
Mode of Payment; Foreign Exchange. All invoices and payments to SBL due under the MSA or any applicable PSA shall be made in [*] within [*] from the receipt of SBL’s undisputed invoice in [*] by means of telegraphic transfer to the account with the bank designated by SBL in the applicable invoice without any deduction, deferment, set-off or lien. For the purpose of computing payment amounts incurred by SBL in a currency other than [*], such currency shall be converted into [*] using [*] on such invoice date, and the amount impacted will be specified on the invoice including the exchange rate applied. In the event of any dispute by Client regarding an invoice, Client will notify SBL within [*] of receipt, and if the Parties are unable to resolve the dispute before the due date, the Parties will work cooperatively and diligently in accordance with Section 3.2.3. Invoices will be sent to [*].
8.3.2.
Taxes. All prices and charges are exclusive of any Taxes, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL. Client shall pay or reimburse SBL for all Taxes in connection with the purchase, sale, storage, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such Taxes are recoverable by or refundable to SBL. SBL agrees to use Commercially Reasonable Efforts to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL. To the extent that the Taxes on the purchase of Raw Material is recoverable or refundable, SBL shall only charge Client for the cost of Raw Materials without Tax. In the event that withholding taxes are levied under Appliable Law on the income received by SBL in connection with this MSA, SBL will be responsible and liable for such Taxes. Client shall inform SBL prior to withholding such Taxes, pay such Taxes to the appropriate government authority, and remit the balance due to SBL net of such Taxes. The Parties agree to cooperate in good faith to reduce the amount of such Taxes and to complete forms as required for such purpose.
8.3.3.
Price Adjustments. The Service Fees as set forth in the applicable PSA, shall be adjusted annually on January 1 of each year during the Term, beginning January 1, 2025, by the [*], not to exceed [*], provided, however, that [*]. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice. Both parties may, but will not be obligated to, review and discuss in good faith any increase or decrease regarding the price adjustments to the extent necessary for informing purposes including any expected changes in the operation at that time that affects the Services under this MSA.
8.3.4.
Default Interest. Any undisputed amount that is not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of [*]per [*] for the first [*] following the due date. The balance of any such amount including interest which remains unpaid for more than [*] after it is due shall bear default interest at the rate of [*]. Any default interest under this MSA or PSA shall apply on a [*] for partial delays for [*]. In the event there is an amount which is invoiced by

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SBL but not paid by Client for more than [*] after the due date, such event shall be considered a material breach of the relevant PSA.
8.3.5.
Suspension of Services. Notwithstanding anything to the contrary and in addition to all other remedies available to SBL, in the event any undisputed amount (only good-faith dispute based on reasonable grounds shall be deemed to be in dispute) invoiced by SBL remains unpaid by Client for more than [*] after the due date, SBL may, without any obligation to do so, suspend the provision of all or a portion of the Services under the MSA or any PSA, and Client shall remain liable for Reserved Capacity unused by Client as a result of such suspension as well as Service Fees owed for the Services provided or Product Manufactured pursuant to the MSA or any PSA prior to any such suspension, and SBL shall not be responsible in any way for any Services so suspended or any Damages arising from such suspension.

SECTION 9 CONFIDENTIALITY

9.1.
Confidential Information. Both Parties agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than performing the obligations under the MSA or applicable PSA. The Receiving Party recognizes the proprietary nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and its Affiliates’ directors, officers, employees, consultants, contractors and agents (“Representatives”) only on a need-to-know basis, provided that, the Receiving Party shall undertake procedures such that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under an obligation similar to those contained herein to not disclose the Disclosing Party’s Confidential Information.
9.2.
Exceptions. Notwithstanding Section 9.1 above, Confidential Information shall not include the information, which as evidenced by written records: (a) was at the time of disclosure by the Disclosing Party hereunder publicly known or available; (b) after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an unauthorized act or omission by the Receiving Party; (c) was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder; (d) was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or (e) was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records contemporaneous with such development.
9.3.
Authorized Disclosures. Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with

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Applicable Law including the rules, regulations and requirements of the U.S. Securities and Exchange Commission or any national stock exchange of any jurisdiction, which are applicable to the Parties in carrying out Services described in this MSA or any PSAs with regard to Product; provided that such Receiving Party shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information, shall notify Disclosing Party of such required disclosure in advance for its review and confirmation prior to such disclosure, and shall use Commercially Reasonable Efforts to provide any reasonable assistance requested by Disclosing Party to obtain legal protection related to such disclosure.
9.4.
Survival of Confidential Obligations. The confidential obligations of the Receiving Party shall survive for a period of [*] from the expiration or termination of this MSA; provided, however, that the obligation with respect to trade secrets shall have no limit imposed as a result of this MSA.
9.5.
Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party or destroyed at the Disclosing Party’s request with provision of a certificate of destruction by the Receiving Party within [*] from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within [*] from the written request by the Disclosing Party. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under the MSA provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of the MSA as well as Applicable Laws.
9.6.
Material Non-Public Information. Either Party acknowledges that during the performance under this MSA, a Party may come into possession of certain material information about the other Party that has not yet been disclosed to the public. Both Parties agree to comply with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and any applicable national stock exchange, including those relating to insider trading, for as long as such a Party is in possession of such material, non-public information about the other Party.

SECTION 10 OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

10.1.
Client Technology, Client Materials, and Deliverables.
10.1.1.
SBL hereby understands and agrees that all rights to, titles of and interests in the Client Technology, and Client Materials belong to Client.
10.1.2.
Except for any SBL Background IP or SBL Invention contained in or used to generate the Deliverables, the Deliverables shall be the sole and exclusive property of Client; provided, however, that SBL shall at all times have the right to retain and maintain (in SBL’s discretion) an archival copy

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of the Deliverables solely for regulatory compliance purposes and SBL shall have the right to access such Deliverables at any time solely for such purposes.
10.2.
Background Intellectual Property. It is acknowledged that each Party owns or controls Background IP and nothing in this MSA shall affect such rights in Background IP. Client hereby grants SBL a non-transferrable, royalty-free, irrevocable, sublicensable (to the extent necessary to conduct the Services through Subcontracting subject to Client’s consent under Section 3.4) and fully-paid-up right and license to use Client’s Confidential Information and Intellectual Property provided by Client to SBL during the Term for the sole purposes of performing the Services in accordance with the MSA. Except as otherwise provided herein, the Parties shall not acquire any right, title, or interest in any Background IP of the other Party.
10.3.
Inventions.
10.3.1.
Client Invention. SBL shall notify Client of any Client Invention(s) immediately after such conception and reduction to practice and shall take all reasonable measures so that Client would have the sole and exclusive ownership of any and all Client Invention. Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client at the expense of Client as to all reasonable out-of-pocket expenses incurred by SBL.
10.3.2.
SBL Invention. SBL Invention shall be the property of SBL and shall not be deemed to be Client Invention or joint invention for the purposes of the MSA: provided, however, that SBL grants to Client a worldwide, irrevocable, non-transferable, non-sublicensable, royalty-free and fully-paid-up right and license under such SBL Invention and SBL Background IP to make, use, sell, offer to sell, export and import and otherwise exploit the Product to the extent such SBL Invention or SBL Background IP is incorporated into the Product or its manufacture; however, SBL shall not incorporate any SBL Invention or SBL Background IP into any Product without Client’s prior written consent.

SECTION 11 WARRANTIES.

11.1.
The Parties’ General Warranties. Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this MSA; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this MSA by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.
11.2.
Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the formulation, composition, use, distribution, marketing, or sale of the Product shall, to the best of Client’s knowledge, comply with all Applicable Laws and that, during the Term, Client will

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perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws with respect to its obligations under this MSA, and that it will keep SBL informed of any information known to Client which would materially affect SBL’s provision of the Service hereunder; (c) all Client Technology, Client Materials, and Cell Line provided to SBL by or on behalf of Client will be suitable for the Manufacture of the Product; and (d) to the best of its knowledge, SBL’s use of the Client Materials, Manufacturing Process to the extent provided solely by Client, and Client Technology related to the Service will not infringe any third party’s Intellectual Property rights.
11.3.
SBL’s Warranties. SBL represents and warrants, on behalf of itself and its employees, officers and directors that:
11.3.1.
As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions (including permits and consents) required, to enable SBL to perform its obligations under this MSA, and (ii) to the best of SBL’s knowledge, none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property Right.
11.3.2.
All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Pilot Batches unless otherwise agreed) and all Applicable Laws with respect to Services under this MSA and applicable PSA(s), using the highest prevailing industry standards; (b) comply with [*]; and (c) be transferred free and clear of any liens, claims or encumbrances of any kind.
11.3.3.
As of the Effective Date of this MSA and during the Term, SBL has engaged, will engage and will use Commercially Reasonable Efforts to cause its employees, officers and directors involved in rendering Services with the proper skill, training (including but not limited to, as applicable, training on relevant SOPs and systems and a review of the Specification), and availability to provide Services.
11.3.4.
Before providing the Services, all SBL’s Affiliates, directors, officers, employees, excepting Subcontractors that are covered in Section 3.4, shall be subject to binding agreements with SBL under which they (a) have confidentiality obligations sufficient to cover Client’s Confidential Information that are consistent with the terms of this MSA; and (b) assign and effectively vest in SBL all rights in their work for hire during the performance of Services such that Client shall have no further obligation to pay any royalties or other consideration to such SBL Affiliates, directors, officers, employees, for the Services or rights provided under this Agreement.
11.3.5.
SBL will comply with Applicable Laws with respect to Services under this MSA and applicable PSA(s).
11.3.6.
As of the Effective Date of this MSA, SBL, or any SBL employees performing Services directly related to the Product hereunder: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare

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programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) are not disqualified by any government or regulatory authorities from performing specific services by the violation of the Applicable Law, and are not subject to a pending disqualification proceeding; and (d) are not convicted of a criminal offense related to the provision of healthcare items or services by the violation of the Applicable Law and are not subject to any such pending action.
11.3.7.
SBL will notify Client promptly if SBL becomes aware that any SBL employee performing Services directly related to Product hereunder is subject to the foregoing in Section 11.3.6, including the pendency or threat of the same.
11.3.8.
As of the Effective Date of this MSA, any software, cloud-based or other computer-based system that is used in connection with the Services will be: a) free of any known Trojan horse, virus, destruction mechanism, damaging formula or other material that could alter, damage, erase or otherwise adversely affect any user’s computer systems, networks, data or other information. SBL will use Commercially Reasonable Efforts to ensure that the systems provided are free from any malicious code, including Trojan horses, viruses, or other harmful materials that could harm the Client's systems.
11.3.9.
As of the Effective Date of this MSA, SBL represents and warrants that the Facility is equipped, licensed, and otherwise prepared to perform the Services that the Facility is protected with appropriate security, fire-protection reasonably necessary for performing the Services and to protect Product, Client’s Materials and Client Confidential Information with at least a reasonable degree of care.
11.4.
No Other Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

SECTION 12 INDEMNIFICATION AND INSURANCE

12.1.
Indemnification by SBL. SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon [*] or an infringement of any third party’s Intellectual Property rights in relation to SBL Background IP utilized for performing the Service apart from the use of Client Materials, Client Technology, or Product, except to the extent that such Damages are caused by the causes as set forth in Section 12.2 for which Client is obliged to indemnify.
12.2.
Indemnification by Client. Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) gross negligence or willful misconduct of

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Client or its officers, directors, employees or agents, (ii) any product liability claims related to manufacture, sale, or distribution of Products that have been accepted by Client under Section 4.12.2, or (iii) any claim that any SBL activity undertaken for the purposes of or in relation to the Services pursuant to the MSA or any PSA (including but not limited to use of the Client Materials, Manufacturing Process and Client Technology as well as any tests, studies, experiments, or other activities undertaken in relation to the Services and/or Product at the request of, or with the consent of, Client) infringes any third party’s Intellectual Property rights except for the claim based upon an infringement of any third party’s Intellectual Property rights in relation to SBL Background IP utilized for performing the Service under Section 12.1; in each case (i), (ii) and (iii) except to the extent that such Damages are caused by the causes as set forth in Section 12.1 for which SBL is obliged to indemnify.
12.3.
Indemnification Procedure. The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 12.1 and 12.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within [*] after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and provide Indemnified Party to access to defense counsel and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned; and (iv) provided further that the Indemnified Party shall be entitled to separate defense counsel at its own expense.
12.4.
Insurance. During the term of this MSA and for a period of [*] thereafter, SBL shall obtain and maintain a policy of insurance, with a reputable carrier of no less than A- in the most current edition of Bests Key Rating Guide or the equivalent, sufficient to cover the obligations of SBL with amounts that are standard in the industry, including without limitation [*]. At Client’s request, SBL shall provide a copy of the certificate of insurance and notify Client in writing of any cancellation or material decline in insurance coverage.

SECTION 13 DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

13.1.
Disclaimer of Consequential Damages. EXCEPT FOR DAMAGES CAUSED BY A BREACH OF SECTION 9, A THIRD PARTY CLAIM ARISING UNDER SECTION 12.1 AND 12.2, OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE UNDER THIS MSA, QUALITY AGREEMENT, OR PSA FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES. FOR THE AVOIDANCE OF DOUBT, THE FOREMENTIONED DAMAGES BASED ON SECTION 9, A

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THIRD PARTY CLAIM ARISING UNDER SECTION 12.1 AND 12.2, OR WILLFUL MISCONDUCT SHALL BE SUBJECT HOWEVER TO THE LIMITATION IN SECTION 13.2.
13.2.
Limitation of Liability. Client agrees that SBL’s aggregate total liability of either Party in respect of any Damages arising under or in connection with this MSA, Quality Agreement, or a PSA for a given calendar year during the Term (whether in contract, tort, negligence, under indemnity or otherwise however arising) shall be capped at an amount equal to [*], provided, however that the liability for Damages caused by a breach of Section 9 or a third party claim arising under Section 12.1 and 12.2 of this MSA, willful misconduct shall be limited to [*].

SECTION 14 TERM AND TERMINATION OF MSA

14.1.
Term. This MSA will become effective as of the Effective Date and will be in effect for a period of ten (10) years, provided that if a PSA is of effect at the time of expiration of this MSA, the MSA will remain in effect for the purpose of governing such PSA as long as a PSA is in effect. Each PSA will have its own term as stated therein. The Parties may extend this MSA by mutual written agreement in the form of an Amendment.
14.2.
Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 14.2.
14.2.1.
Material Breach. In the event that a Party is in material breach, the other Party may provide written notice thereof to the breaching Party, specifying in reasonable detail the nature of such breach. The breaching Party shall have [*] after receipt of written notice to cure such breach, or a longer period of time if such material breach is not reasonably capable of being cured within the [*] period, in which case the Parties shall engage in good-faith discussions to agree upon a reasonable longer period of cure, taking into account the nature and complexity of the breach (such [*] period or longer period, as the case may be, the “Cure Period”). Notwithstanding the foregoing, Client’s material breach of its payment obligations to SBL shall under no circumstances be considered a breach that is incapable of being cured within [*], unless otherwise agreed in writing between the Parties. In the event any material breach is not cured within the applicable Cure Period, this MSA or any applicable PSA may be terminated after expiration of such Cure Period with a [*] written notice of termination provided by the nonbreaching Party to the breaching Party. Notwithstanding the foregoing, either Party may terminate this MSA and any applicable PSA immediately upon written notice to the other Party in the event of a conviction of or injunction order from a court of competent jurisdiction against the other Party caused by intentional misappropriation of the Party’s Confidential Information or material violation of Applicable Law directly related to the performance of Services.
14.2.2.
Insolvency. This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

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14.2.3.
Force Majeure. Either Party may terminate a PSA in accordance with Section 14.3 and thereafter may pursue other sources if a Party is unable to perform its obligations pursuant to a PSA in the event of a Force Majeure Event in accordance with Section 14.3.
14.2.4.
Other Specified Events. Parties may additionally terminate a PSA as set forth in the applicable PSA.
14.3.
Effect of Expiration or Termination.
14.3.1.
Payment of Amounts Due. Expiration or termination of the MSA or PSA for any reason shall not exempt either Party from paying to the other Party any amounts owing at the time of such expiration or termination.
14.3.2.
Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8, 9, 10, 11, 12, 13, 14, 15, and 16.
14.3.3.
Decommissioning. Upon termination of a PSA for any reason, SBL shall cease and refrain from the Services described in any terminated PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in this Section 14.3.3 or requested in writing by Client, SBL shall use Commercially Reasonable Efforts, but shall not otherwise be obligated, to mitigate costs including by promptly cancelling orders for Raw Materials, and both Parties shall pursue decommissioning activities as set forth hereunder:
(a)
Settlement of Payment. SBL shall be compensated no later than [*] upon the invoice for the settlement of payment under this Section 14.3.3 (a) after a termination as follows:
(i)
all Service Fees incurred for Services performed in accordance with this MSA and/or applicable PSA(s) up to the date of termination including the Service Fees for completing the Manufacture of Product-in-process, subject however to Section 14.3.3(b) (Delivery) below (For the avoidance of doubt, Client shall be promptly reimbursed for the upfront payments of Service Fees paid in accordance with Section 8.3 compatible for any portion of Services which are not completed as of the date of termination;
(ii)
all non-cancellable costs incurred through the date of termination, including the costs of procuring Raw Materials used or purchased for use in connection with Services; and
(iii)
any unreimbursed procurement fee of additional equipment that SBL has purchased on behalf of Client pursuant to Section 4.4.

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(b)
Delivery. In the event of termination during the manufacture of a Product-in-process, unless any major issue related to quality that reasonably would have a materially adverse impact on any Product Manufactured by SBL exists, or unless otherwise mutually agreed by both Parties, SBL shall continue manufacturing Product-in-process as of the date of termination and deliver the fully manufactured Product to Client in accordance with the schedule then agreed upon by the Parties. As soon as practically possible after the termination and provided that Client has paid the invoice for such Raw Materials, SBL shall deliver to Client and Client shall accept (1) any Raw Material purchased for use in connection with Services, (2) any Client Material then in possession of SBL; provided however that SBL may instead destroy or discard such Raw Material upon Client’s written request, in which case SBL shall promptly destroy or dispose of the same without making any further use of such materials. Any costs incurred in connection with such a delivery or destruction, as the case may be, shall be borne by the Party responsible for the uncured material breach or insolvency that led to the termination in accordance with (c) and (d) below; provided that, for all other cases, the Parties shall negotiate in good faith the allocation of all such costs and expenses.
(c)
Termination by SBL pursuant to Clauses 14.2.1 or 14.2.2. In the event of termination by SBL pursuant to Clauses 14.2.1 or Clause 14.2.2 (as a result of Client’s uncured material breach or insolvency), the outstanding binding obligations to purchase Product as of the date of termination shall survive termination of such PSA, including but not limited to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, and the Client shall be responsible for the costs incurred in connection with delivery or disposal of Raw Materials, Client Material, or equipment during decommissioning activities.
(d)
Termination by Client pursuant to Clauses 14.2.1 or 14.2.2. In the event of termination by Client pursuant to Clauses 14.2.1, or Clause 14.2.2 (as a result of SBL’s uncured material breach or insolvency), Client shall be released from any outstanding binding obligations to purchase Product as of the date of termination including but not limited to any obligation pursuant to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, except the decommissioning activities set forth in this Section 14.3.3 of the MSA which shall be binding on both Parties.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(e)
Termination by either Party based on Clause 14.2.3 or 14.2.4. In the event of termination by either Party pursuant to Clauses 14.2.3, or 14.2.4, both Parties shall negotiate in good faith and based on industry standards for the handling and delivery of the fully Manufactured Product, Product-in-process, Client Materials, and Raw Materials and the allocation of costs and expenses between the Parties. Client shall be released from any outstanding binding obligations to purchase Product as of the date of termination including but not limited to any obligation pursuant to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment unless specified otherwise in the PSA.
(f)
[*].
14.3.4.
Effect of Expiration. Upon expiration of a PSA at the end of the Term or any renewed Term, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product), and Section 14.3.3 above shall apply mutatis mutandis, and both Parties shall negotiate in good faith the allocation of related costs and expenses for such decommissioning activities.

SECTION 15 DISPUTE RESOLUTION

15.1.
Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the Executive level by sending written notice of the dispute to the other Party, and within [*] after such notice appropriate Executives of the Parties shall attempt resolution by good faith negotiations. If such individuals or their designees are unable to resolve such dispute or unable to agree to an extension of time for resolution within [*] of such written notice, either Party may initiate arbitration (in the case of disputes regarding the Services generally) or litigation (in the case of disputes regarding breach of confidentiality, violation of Applicable Law, and all other disputes) in accordance with the provisions of Section 15.2 below.
15.2.
Arbitration. If the Parties do not fully settle a dispute pursuant to Section 15.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within [*] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [*] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be [*] and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this MSA, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct

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compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this MSA, neither Party may terminate this MSA until final resolution of the dispute through arbitration or other judicial determination.
15.3.
Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within [*] after the service of the award on such Party.

SECTION 16 MISCELLANEOUS

16.1.
Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses:

If to Client:

Apogee Therapeutics, Inc.

[*]

With a copy to:

Apogee Therapeutics, Inc.

[*]

If to SBL:

Samsung BioLogics Co., Ltd.

[*]

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 16.1.

Any notice shall be deemed to have been delivered on the date of delivery if delivered personally, or on the [*] after being delivered by a national or internationally recognized overnight or two-day courier service, or on the [*] of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

16.2.
Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.
16.3.
Effect of Force Majeure Event. Except as set forth in this Section 16.3, the Affected Party shall not be liable to the other Party for failure or delay to perform its obligation under the MSA or any applicable PSA

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(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

when such failure or delay is due to a Force Majeure Event. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. If a condition constituting Force Majeure Event as defined herein exists for more than [*], the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA upon [*] written notice from the failure of reaching a mutually satisfactory solution to the Force Majeure Event.
16.4.
Assignment.
16.4.1.
This MSA (including for purposes of this Section 16.4.1 any applicable PSA) and all rights and obligations hereunder may not be Assigned by either Party, by operation of law or otherwise, without the express prior written consent of the other Party, which shall not be unreasonably withheld; however, Client may Assign this MSA, upon prompt and, if reasonably possible, prior written notification to SBL, without SBL’s consent, to purchaser of Client’s rights relating to the Product or all or substantially all of the assets of Client resulting from a merger, acquisition, consolidation of Client with or into another corporation or entity (“Assignee”), provided that the Assignee assumes all rights and obligations under this MSA and applicable PSAs Assigned to it. Any attempted Assignment in violation of this Section shall be deemed null and void for all purposes.
16.4.2.
In the event of an Assignment, the Party Assigning this MSA or all rights and obligations hereunder shall be responsible for any and all additional costs and expenses incurred as a result of such an Assignment, including but not limited to any additional Services that need to be performed by SBL.
16.5.
No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.
16.6.
No Right to Use Names; Publicity. No right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party. Neither Party will make any public statement or release concerning this MSA or the transactions contemplated by this MSA while disclosing the name of the other Party; further, either Party shall have the right to review and comment on the draft of any public statement or press release of the other Party prior to the disclosure to confirm compliance herewith; provided, however, that nothing in this Section shall prohibit either Party from making disclosures as required by the rules, regulations and requirements of the U.S. Securities and Exchange Commission or any national stock exchange subject to Section 9.
16.7.
Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties. Either Party shall make no contract, guarantee, representation, assurance or other commitment on the other Party’s behalf without the other Party’s prior written consent and shall not hold itself out as an agent, representative or partner of the other Party.
16.8.
Integration. This MSA, any and all PSAs, including their respective exhibits and amendments, constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous

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(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

oral and written communications between the Parties with respect to the subject matter of the MSA, except certain provisions of the Letter of Intent that by their nature were intended to survive the LOI.
16.9.
Decision Memo; Amendment; Waiver. A Decision Memo may be entered into by the Core Teams or JSCs with a binding effect, with it being understood that, in the event of a conflict between a Scope of Work, or Decision Memo and a later executed Decision Memo, the later executed Decision Memo shall prevail. Except as otherwise expressly provided herein, no alteration of or modification to the MSA shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
16.10.
Severability. The Parties do not intend to violate any applicable law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA.
16.11.
Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authored the ambiguous provision.
16.12.
Interpretation. The captions and headings to the MSA are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years unless otherwise stated. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.
16.13.
Injunctive Relief. The Parties acknowledge and agree that in the event of a material breach of confidentiality under this MSA or infringement of either Party’s intellectual property rights in relation to Product, money damages may not be an adequate remedy for any such breach; and that either Party will be entitled to equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be such a Party’s exclusive remedy for any material breach of this MSA.
16.14.
Counterparts. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A form of electric delivery of document format copy of this MSA, including signature pages, will be deemed an original. The Parties agree that this MSA and all related agreements may be executed in electronic format (including without limitation DocuSign).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[signature page follows]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND
(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have executed the MSA as of the Effective Date.

APOGEE THERAPEUTICS, INC.

Signature:	/s/ Becky Dabora
Name:	Becky Dabora
Title:	Chief Development Officer

Date:	27-Feb-2025

SAMSUNG BIOLOGICS CO., LTD.

Signature:	/s/ John Rim
Name:	John Rim
Title:	CEO & President

Date:	10-3-2025